Exhibit 99.6

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE                          FOR IMMEDIATE RELEASE

MIDSTATES PETROLEUM ANNOUNCES $700 MILLION

PRIVATE PLACEMENT OF SENIOR NOTES DUE 2021

HOUSTON—(Business Wire)—May 20, 2013— Midstates Petroleum Company, Inc. (NYSE: MPO) (the “Company”) and its wholly owned subsidiary Midstates Petroleum Company LLC announced today that, subject to market conditions, they intend to offer for sale $700 million in aggregate principal amount of senior unsecured notes due 2021 in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), to eligible purchasers.

The Company intends to use the net proceeds from the private placement to fund the cash portion of the purchase price of the Company’s previously announced acquisition of producing properties and undeveloped acreage in the Anadarko Basin in Texas and Oklahoma from Panther Energy Company, LLC and its partners (the “Panther Acquisition”). The remaining proceeds will be used to repay a portion of the outstanding borrowings under the Company’s revolving credit facility, for general corporate purposes and to pay expenses related to the Panther Acquisition, the notes offering and the Company’s entry into an amendment to its revolving credit facility.

The Panther Acquisition is expected to close on or about May 31, 2013, subject to customary closing conditions. The private placement is not a condition to the closing of the Panther Acquisition.

The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company plans to offer and sell the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

This press release includes statements regarding this private placement that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, and other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends. The Company’s operations are currently focused on oilfields in the Upper Gulf Coast Tertiary trend onshore in central Louisiana and in the Mississippian Lime trend in northwestern Oklahoma and southern Kansas. The Company is headquartered in Houston, Texas. Additional information about the Company is available at www.midstatespetroleum.com.

*********

Source: Midstates Petroleum Company, Inc.

Contact:

Midstates Petroleum Company, Inc.

Al Petrie

(713) 595-9427

Al.Petrie@midstatespetroleum.com

Garrett Galloway

(713) 595-9323

Garrett.Galloway@midstatespetroleum.com